Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement and related Prospectus of Time Warner Inc. (“Time Warner”) and to the incorporation by reference therein of our reports dated February 19, 2010, with respect to the Consolidated Financial Statements, Supplementary Information and Financial Statement Schedule II and the effectiveness of internal control over financial reporting of Time Warner, included in its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 19, 2010.
/s/ Ernst & Young LLP
New York, New York
March 2, 2010